Exhibit 99.1

PENN TREATY RECOMMENCES FLORIDA SALES

Allentown, PA – November 16, 2006 – Penn Treaty American Corporation (NYSE: PTA) today announced that its subsidiary, Penn Treaty Network America Insurance Company (“PTNA”), has entered into a revised voluntary consent agreement with the Florida Office of Insurance Regulation (“Florida OIR”) to recommence sales of its long-term care insurance products, effective immediately. The Company had temporarily volunteered to cease new sales in Florida pending that Department’s review of the statutory audit report for the period ended December 31, 2005, which PTNA provided on August 31, 2006.

The Company expects to file the entire voluntary consent agreement as an exhibit to Form 8-K with the Securities and Exchange Commission within the next four business days, as required. The Company anticipates that the terms of the voluntary consent agreement will adequately accommodate its expected growth plans for the foreseeable future. The major provisions of the voluntary consent agreement, with which PTNA must comply in order to continue writing new policies in Florida, include, but are not limited to the following:

•	PTNA will continue to file monthly financial reports, as it has since 2002, with the Florida OIR.
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PTNA will limit total Florida premium to current levels of approximately $48 million as of June 30, 2006, allowing for new business growth equal to lapses of existing policies. This base amount may increase as a result of any future premium rate increases on existing policies.

•	PTNA will seek prior approval of the Florida OIR before commencing or terminating any new reinsurance agreements.
•	PTNA will maintain a risk-based capital ratio in excess of 250%. PTNA’s reported ratio as of December 31, 2005 was approximately 650%.

The voluntary consent agreement may be modified by the Florida OIR in the event of deteriorating financial performance on the part of PTNA. In addition, PTNA may seek removal of the conditions of the voluntary consent agreement in the future if its financial strength improves or its ratings with either A.M. Best Company or Standard and Poor’s increases.

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations, including, but not limited to, the Company’s ability to achieve its planned growth with the Florida OIR limitations and it’s ability to remain in compliance with all of the terms of the voluntary consent agreement and continue to write new policies in Florida. For additional information and risks related to the Company, please refer to its reports filed with the Securities and Exchange Commission.

Source:	Penn Treaty American Corporation
Contact:	Cameron Waite, Executive VP, Strategic Operations

1.800.222.3469

cwaite@penntreaty.com